EXHIBIT 21
SUBSIDIARIES OF THE COMPANY

The following is a list of subsidiaries of Registrant as of March 18, 2002, other than subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as defined by Securities and Exchange Commission Regulation S-X.

NAME OF SUBSIDIARY	STATE OF INCORPORATION
American Growers Insurance Company (1)	Nebraska
American Agrisurance Inc. (1)	Iowa
Acceptance Insurance Services, Inc. (1)	Nebraska
Acceptance Insurance Company (1)	Nebraska
American Agrijusters, Inc. (2)	Iowa
Crop Insurance Marketing, Inc. (3)	Iowa
Gulf States Agrisurance, Inc. (3)	Nebraska
U.S. Ag Insurance Services Inc. (4)	Texas
Redland Specialty Underwriters, Inc. (5)	Iowa

(1) A wholly owned subsidiary of Acceptance Insurance Companies Inc.

(2) A wholly owned subsidiary of American Growers Insurance Company.

(3) A wholly owned subsidiary of American Agrisurance Inc.

(4) An approximately 60% owned subsidiary of American Growers Insurance Company.

(5) A 50% owned subsidiary of Acceptance Insurance Services, Inc. and a 50% owned subsidiary of American Agrisurance Inc.